EXHIBIT 16

[ERNST & YOUNG LLP LETTERHEAD]

January 21, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated January 22, 2003, of Notify Technology Corporation and are in agreement with the statements contained in the second, third, fourth and fifth paragraphs on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.